UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of Report: November 30, 2008

Commission File Number: 000-53461

MANTRA VENTURE GROUP LTD.
(Exact Name of Registrant as Specified in Charter)

British Columbia
(state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

On December 4, 2008 Mantra Venture Group Ltd. (the “Company”) entered into a Sponsorship and Proposed Equity Capital Raise Agreement (the “Agreement”) with M Partners Inc. (“M Partners”).  Pursuant to the terms of the Agreement M Partners agreed to sponsor the Company’s application for a listing on the TSX Venture Exchange (the “TSXV”) and to raise up to approximately $1,200,000 (CDN $1,500,000) in a financing from accredited investors.  The closing of the financing is subject to the approval of the Company’s application, and the granting of a symbol, by the TSXV.   The material terms of the Agreement are as follows:

Sponsorship

•	M Partners agrees to act as a sponsor of the Company and provide the TSXV with a sponsorship report which must be submitted with an application for a listing.
•
The total fee for the sponsorship portion of the Agreement is approximately $36,000 (CDN $45,000) plus expenses and is payable only upon the delivery of the sponsorship report to the TSXV.  An $8,000 deposit is payable immediately.

•	The sponsorship report will not be delivered to the TSXV by M Partners until the Company raises sufficient funds to meet the TSXV’s working capital and asset listing requirements.
•	The Company will be responsible for any expenses M Partners incurs while performing the necessary due diligence for the sponsorship report.

Equity Capital Raise

•
Exclusive of the sponsorship, M Partners will use their commercially reasonable best efforts to raise up to approximately $1,200,000 (CDN $1,500,000) (the “Financing”) through the sale of units.  Each unit will consist of one common share and one half-warrant to purchase an additional share of the Company’s common stock.

•	The price of the units will be set in accordance with market conditions.
•	The Company will pay a commission of:
o	8% cash on the aggregate gross proceeds the Financing; and
o
non-transferable warrants entitling M Partners to acquire 8% of the number of units sold under in the Financing exercisable at a 15% premium to the price per unit in the Financing for a period of 18 months from closing.

•	Completion of the Financing is subject to the listing of the Company’s common stock on the TSXV.
•
The Company may raise approximately $280,000 (CDN $350,000) every 60 days, until the completion of the Financing, from non-institutional Canadian investors without paying a commission.  If M Partners introduces investors for these separate financings, the Company has agreed to pay M Partners a commission of 8%.

•	The Company may additionally raise an unlimited amount from non-Canadian investors, but has agreed to pay M Partners a fee on the aggregate proceeds equal to:
o	4% for non-institutional investors on any amount over approximately $280,000 (CDN $350,000) every 60 days, less any financing received by the Company from Canadian investors; and
o	8% for institutional investors.

General

•
If the Company enters into an agreement or makes a public announcement to sell all or substantially all of the assets of the Company or enter into a merger, amalgamation, arrangement, reorganization, takeover-bid or other business combination with a third party or other similar transaction prior to completing the Financing, the Company agrees to reimburse M Partners expenses incurred in connection with the Financing, plus a fee of approximately $50,000.

•
M Partners has a right of first refusal to act as the Company’s agent in any financing transaction undertaken by the Company or its subsidiaries for a period of 12 months following the closing of the Financing.

•
M Partners may terminate the Agreement if it is not satisfied with its due diligence of the Company, if a material change in the management of the Company occurs, if the Company is in breach of a material term or if the Financing is not completed within 6 months of the execution of the Agreement.

•	The Company may terminate the Agreement if M Patterns has not completed the Financing within 6 months of the execution of the Agreement with no penalty.
•
The Company may terminate before the completion of the Financing and before 6 months have elapsed from the execution of the Agreement if reimburses M Partners expenses incurred in connection with the Financing, plus a fee of approximately $50,000.

•
If the Company terminates the Agreement and completes a non-brokered financing from any person referred by M Partners within a period of 180 days after termination of the Agreement, the Company shall pay M Partners a commission of 8% of the gross proceeds, which shall be due and payable upon closing of any such financing.

•
If the Company terminates the Agreement, and within a period of 120 days it enters into a sponsorship agreement with a different agent, it shall be obligated to pay to M Partners the sponsorship fee of approximately $36,000 (CDN$45,000)(less the $8,000 retainer fee).  This fee shall be payable to M Partners upon completion of the Company’s listing on the TSXV.

Separate Financing

On November 30, 2008 the Company issued 1,200,000 units at $0.25 per unit to various investors for total consideration of $295,000 and 40,000 units to a consultant for services valued at $10,000.  Each unit consists of one share of the Company’s common stock and one non-transferrable half-warrant to purchase an additional share of the Company’s common stock at an exercise price of $0.50 per share.

The warrants will expire on the earlier of:

(i) 24 months from the date of issuance of the warrant certificate;

or

(ii) five business days after the Company’s common stock trades, at least one time per day, on the FINRA Over the Counter Bulletin Board at a price at or above $0.80 per share for seven consecutive trading days.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Sponsorship and Proposed Equity Capital Raise Agreement with M Patterns Inc. dated December 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2008	MANTRA VENTURE GROUP LTD.
(Registrant)

By: /s/ Larry Kristof
President and Chief Executive Officer